                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                   Universal Stainless & Alloy Products, Inc.
                                (Name of Issuer)

                          Common Stock, par value $.001
                         (Title of Class of Securities)

                                    913837100
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP NO. 913837100

--------------------------------------------------------------------------------
 1.   Names of Reporting Person
      I.R.S. Identification No. of Above Person

      Wells Fargo & Company
      Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              648,800
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               0
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      648,800
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      10.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

      HC
--------------------------------------------------------------------------------

                                       13G

CUSIP NO. 913837100

--------------------------------------------------------------------------------
 1.   Names of Reporting Person
      I.R.S. Identification No. of Above Person

      Wells Fargo Bank, National Association
      Tax Identification No.  94-1347393

--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      United States of America
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              648,800
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               0
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                0
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          0
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      648,800
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      10.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person

      BK
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission that Wells Fargo & Company or any of its subsidiaries is the beneficial owner of the securities covered by this Schedule 13G for any purpose whatsoever.

Item 1(a)  Name of Issuer:

           Universal Stainless & Alloy Products, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           600 Mayer Street
           Bridgeville, PA  15017

Item 2(a)  Name of Person Filing:

           1. Wells Fargo & Company
           2. Wells Fargo Bank, National Association

Item 2(b)  Address of Principal Business Office or, if None, Residence:

           1.  Wells Fargo & Company
               420 Montgomery Street
               San Francisco, CA 94104

           2.  Wells Fargo Bank, National Association
               101 North Phillips Street
               Sioux Falls, SD 57104

Item 2(c)  Citizenship:

           1.  Wells Fargo & Company: Delaware
           2.  Wells Fargo Bank, National Association.: United States

Item 2(d)  Title of Class of Securities:

           Common Stock, par value $.001

Item 2(e)  CUSIP Number:

           913837100

Item 3     The person filing is a:

           1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)
           2.  Wells Fargo Bank, National Association: Bank as defined in
               Section 3(a)(6) of the Act

Item 4     Ownership:

           See Items 5-11 of each cover page. Information as of February 29, 2004.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [ ].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See Attachment A.

Item 8     Identification and Classification of Members of the Group:

           Not Applicable.

Item 9     Notice of Dissolution of Group:

           Not Applicable.

Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  March 10, 2004

WELLS FARGO & COMPANY

By:  /s/ Laurel A. Holschuh
         Laurel A. Holschuh, Senior Vice President
          and Secretary

                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

      Wells Fargo Bank, National Association (1)


(1)   Classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B).